Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces the Election of

William M. Lambert as President and COO

PITTSBURGH, March 15, 2007 – MSA (NYSE: MSA), the global leader in sophisticated safety products, today announced the election by the MSA Board of Directors of William M. Lambert to the newly-created position of President and Chief Operating Officer of the company. He will become responsible for MSA North America, MSA Europe and MSA International. Mr. Lambert, 48, had served as President of MSA North America since January 2003.

“Bill Lambert is a veteran MSA executive who possesses the leadership, experience and strategic vision necessary to drive the future growth and success of MSA,” said John T. Ryan III, chairman and CEO. “His appointment to the new position of President and Chief Operating Officer is an expression of the Board’s and my confidence in his abilities. I look forward to working very closely with Bill and our deep management team over the next year as we strive to further enhance MSA’s position as the world’s leading provider of sophisticated safety equipment.”

As President and COO, Mr. Lambert will oversee the continued implementation of many initiatives across MSA’s global portfolio to drive the future performance of the company. “Through our previously announced strategic initiatives worldwide, MSA is enhancing its productivity, processes and products,” Mr. Lambert said. “I am looking forward to this tremendous opportunity, with the support of John Ryan’s continued leadership, a strong global management team that we have in place and our team of dedicated MSA associates.”

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Mr. Lambert joined MSA in 1981 as a Design Engineer where he developed and received a patent on the Quick-Fill breathing apparatus accessory, an important MSA product to this day. Over his 26-year career with the company, he has served in a variety of capacities, including Product Line Manager for air-line respirators, Nuclear Industry Specialist, Project Engineer for self-contained breathing apparatus (SCBA) development, Director of Marketing for safety products and Vice President/General Manager of the company’s former Safety Products Division, before becoming President, North America.

Mr. Lambert received a master’s degree in Industrial Administration from Carnegie Mellon University in 1990 and a bachelor’s degree in Mechanical Engineering from Penn State University in 1980.

A registered professional engineer in Pennsylvania, Mr. Lambert is on the Board of Directors of the Pittsburgh Civic Light Opera and the International Safety Equipment Association, and he serves as secretary for the National Fire Protection Association’s technical correlating committee on Fire and Emergency Services Protective Clothing and Equipment.

Mr. Lambert’s election is an element in a management succession plan to ensure strong and experienced leadership of the company going forward. At this time, MSA’s Chairman and Chief Executive Officer, John T. Ryan, III announced his intention to retire as an employee of the company and therefore as Chief Executive Officer in mid - 2008, close to the time he reaches age 65. The MSA Board of Directors’ succession plan would call for Mr. Lambert to become Chief Executive Officer at that time.

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Mr. Ryan noted, “After my retirement as an executive, I plan to keep a deep interest in MSA and to be active as a director and shareholder. Since our founders, all of the CEOs of the company, who were fortunate to live to age 65, retired from this position at that time and likewise it seems sensible for me to do so also. One of my particular satisfactions at this time is the breadth and skill of our management staff at MSA which we have built up over the recent decade and a half. Bill will have an excellent team with whom to work in the years ahead, both at the executive level and at all positions throughout this organization in the many countries in which we have operations.” Mr. Ryan has held the position of Chairman and Chief Executive Officer since October 1991.

MSA announced the management succession plan to its employees today via a Webcast and other internal communications.

Mr. Ryan’s grandfather, John T. Ryan, co-founded MSA in 1914 and his father, John T. Ryan Jr., transformed the company into a truly world-wide concern as President and then Chairman of MSA from 1952 to 1990. Mr. Ryan Jr. also guided significant product line expansion efforts within the company that led to MSA’s entry into many new markets the company continues to serve today.

“Under the dynamic leadership of John Ryan III, MSA has grown tremendously over the years, developed a presence in new markets and achieved record sales and earnings. He also helped MSA become a respected New York Stock Exchange company that has delivered solid results for its shareholders,” Mr. Lambert stated. “Like his father and his grandfather before him, John has led MSA with integrity, passion and an unwavering commitment to protecting the health and safety of MSA customers. He has been a champion of product innovation and

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manufacturing excellence while carrying on his family’s legacy of putting safety first. I am honored that John and the Board of Directors have expressed confidence in my ability to lead the mission which the Ryan family and co-founder George Deike started in 1914.”

Under Mr. Ryan’s guidance, MSA has grown to a company with record sales of $913.7 million last year and more than 40 international locations. Most recently, he was recognized locally for his outstanding and life-long commitment to business ethics, as Mr. Ryan was named recipient of the first ever Excellence in Leadership Award. The award was presented to Mr. Ryan in February by the University of Pittsburgh’s David Berg Center for Ethics and Leadership.

(Note to local editors:)

Mr. Lambert, his wife Sandy, and their two children reside in Cranberry Township, Pennsylvania.

Mr. Ryan and his wife Catharine reside in the Squirrel Hill area of Pittsburgh. They have three children and four grandchildren.

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $914 million, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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